EXHIBIT 23.1

CONSENT OF KRAMER, WEISMAN & ASSOCIATES, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2010 relating to the consolidated financial statements of Next 1 Interactive, Inc. appearing in the Annual Report on Form 10-K/A of Next 1 Interactive, Inc. for the year ended February 28, 2010.

/s/ KRAMER, WEISMAN & ASSOCIATES, LLP

October 21, 2010